THESTREET.COM, INC.
AGREEMENT FOR GRANT
OF
RESTRICTED STOCK UNITS
UNDER
2007 PERFORMANCE INCENTIVE PLAN
June 9, 2009
Daryl R. Otte
c/o TheStreet.com, Inc.
14 Wall Street
15th Floor
New York, NY 10005

Dear Daryl:

      This letter (the “Letter”) sets forth the terms and conditions of the grant of Restricted Stock Units (“RSUs”) hereby awarded to you by TheStreet.com, Inc. (the “Company”), in accordance with the provisions of the Company's 2007 Performance Incentive Plan (the “Plan”).

      This award is subject to the terms and conditions set forth in the Plan, any rules and regulations adopted by the Board of Directors of the Company or the committee of the Board which administers the Plan (the “Committee”) that are not inconsistent with the provisions of this Letter. Any term used in this Letter and not defined herein shall have the meaning set forth in the Plan.

      1.     Grant of RSUs

              You have been granted 650,000 RSUs. Each RSU represents the right to receive one share of the Company’s Common Stock (“Common Stock”) on the applicable vesting date for such RSU. No RSU may be sold, transferred, assigned, pledged or otherwise encumbered by you; provided that the foregoing shall not affect your right to name a beneficiary under Section 13 of the Plan. Until such time as stock certificates for the shares of Common Stock represented by the RSUs have been delivered to you in accordance with Section 4 below, you shall have none of the rights of a stockholder with respect to the Common Stock.

              However, this grant includes the grant of dividend equivalents with respect to your RSUs. The Company will maintain a bookkeeping account to which it will credit, whenever dividends (other than stock dividends for which an adjustment is made to the number of shares of Common Stock subject to the RSUs pursuant to Section 4.4 of the Plan in the same percentage as paid on outstanding Common Stock) or distributions are paid on the Common Stock, an amount equal to the amount of such dividend or distribution paid on a share of Common Stock for each of your then-outstanding RSUs covered by this Letter. The accumulated dividend equivalents will vest on the applicable vesting date for the RSU with respect to which such dividend equivalents were credited, and will be paid in cash (or, if the dividend or distribution is paid in kind, in the same kind) at the time a stock certificate evidencing the shares represented by such vested RSU is delivered to you.

     2.      Vesting of RSUs

              Your RSUs will become vested (and paid in accordance with Section 4 below) with respect to the following number(s) of shares of Common Stock on the following date(s) as set forth below, provided that you are in the Service (as defined below) of the Company or one of its subsidiaries on such date and the RSUs have not been forfeited in accordance with Sections 3 and 6:

Anniversary of Grant	Date	Number of Shares of Common Stock
1st Anniversary	June 9, 2010	65,000
2nd Anniversary	June 9, 2011	65,000
3rd Anniversary	June 9, 2012	65,000
4th Anniversary	June 9, 2013	65,000
5th Anniversary	June 9, 2014	390,000

For purposes hereof, you shall be considered to be in the "Service" of the Company or one of its subsidiaries if you are an employee of the Company (or one if its subsidiaries, as applicable) on the applicable vesting date. Except as provided in Sections 3 and 6 below, if your Service terminates for any reason, the RSUs granted to you which have not vested shall be forfeited upon such termination of Service.

     3.      Termination of Service

a.	Upon a Change of Control

In the event of the consummation of a Change of Control, all of the unvested RSUs held by you shall become fully vested and be paid in accordance with Section 4 below.

b.	Upon an Involuntary Termination without Cause

In the event your employment with the Company or one of its subsidiaries is terminated without Cause (as defined below) by the Company or one of its subsidiaries, all of the unvested RSUs held by you shall become fully vested and be paid in accordance with Section 4 below.

For purposes of this Letter, “Cause” shall be determined by the Committee in the exercise of its good faith judgment, in accordance with the following guidelines: (i) your willful misconduct or gross negligence in the performance of your obligations, duties and responsibilities as CEO (including those as an employee of the Company set forth in the Company’s Code of Business Conduct and Ethics dated June 1, 2006, as same may be amended from time to time provided such amendment affects all executive officers), (ii) your dishonesty or misappropriation, in either case that is willful and material, relating to the Company or any of its funds, properties, or other assets, (iii) your inexcusable repeated or prolonged absence from work (other than as a result of, or in connection with, a Disability), (iv) any unauthorized disclosure by you of Confidential Information or proprietary information of the Company in violation of Section 7(d) which is reasonably likely to result in material harm to the Company, (v) your conviction of a felony (including entry of a guilty or nolo contender plea) involving fraud, dishonesty, or moral turpitude, (vi) a violation of federal or state securities laws, or (vii) the failure by you to attempt to perform faithfully your duties and responsibilities as CEO, or other material breach by you of this Letter, provided any such failure or breach described in clauses (i), (ii), (iii), (iv), (vi) and (vii) is not cured, to the extent cure is possible, by you within thirty (30) days after written notice thereof from the Company to you; provided, however, that no failure or breach described in clauses (i), (ii), (iii), (iv), (vi) and (vii) shall constitute Cause unless (x) the Company first gives you written notice of its intention to terminate your employment for Cause and the grounds of such termination no fewer than ten (10) days prior to the date of termination; and (y) you are provided an opportunity to appear before the Board, with or without legal representation at your election to present arguments on your own behalf and (z) if you elect to so appear, such failure or breach is not cured, to the extent cure is possible, within thirty (30) days after written notice from the Company to you that, following such appearance, the Board has determined in good faith that Cause exists and has not, following the initial notice from the Company, been cured; provided further, however, that notwithstanding anything to the contrary in this Letter and subject to the other terms of this proviso, the Company may take any and all actions, including without limitation suspension (but not without pay), it deems appropriate with respect to you and your duties at the Company pending such appearance and subsequent to such appearance during which such failure or breach has not been cured. No act or failure to act on your part will be considered “willful” unless done, or omitted to be done, by you not in good faith and without reasonable belief that your action or omission was in the best interests of the Company.

It shall not be a violation of your employment with the Company, this Letter or any agreement to which you are, or may become, a party with the Company for you to, and you may continue to, serve as a partner and officer of Montefiore Partners and, on their behalf, administer its winding down and you may be a stockholder and director of Kikucall, Inc., which provides subscription marketing services to the Company.

c.	Upon a Voluntary Termination with Good Reason

In the event you terminate your employment with the Company or one of its subsidiaries for Good Reason (as defined below), all of the unvested RSUs held by you shall become vested and be paid in accordance with Section 4 below.

For purposes of this Letter, “Good Reason” shall have the meaning ascribed to such term in Treasury Regulation Section 1.409A-1(n)(2)(ii), as determined in good faith by the Committee.

d.	Upon Death or Disability

In the event your employment with the Company or one of its subsidiaries is terminated by reason of your death or Disability (as defined below), a portion or all of the unvested RSUs held by you shall become vested as provided below in this Section 3(d) and be paid in accordance with Section 4 below. The portion of the unvested RSUs that will vest shall be determined by (i) multiplying the full number of RSUs covered by this Letter by a fraction, the numerator of which shall be the number of months you were employed by the Company or one of its subsidiaries after the date of this Letter (up to a maximum of twenty-four months), and the denominator of which shall be twenty-four, and then (ii) subtracting from the resulting sum the number of RSUs which had previously vested. As an example, and for the avoidance of doubt, if a death or Disability happens one year after the date of this Letter, the net number of RSUs that would vest under this provision would equal (650,000 x 12/24) – 65,000 (the RSUs that vested according to their normal annual vesting schedule) = 260,000.

For purposes of this Letter, “Disability” shall mean physical or mental incapacity of a nature which prevents you, in the good faith judgment of the Committee, from performing your duties and responsibilities as CEO for a period of 90 consecutive days or 150 days during any year, with each year under this Letter commencing on each anniversary of the date hereof.

     4.      Delivery of Common Stock

              Upon the vesting of your RSUs pursuant to Sections 2 or 3 above, a certificate for the shares of Common Stock represented by your vested RSUs shall be registered in your name and delivered to you as soon as practicable, but no later than thirty (30) days, after each of the vesting dates set forth in Sections 2 and 3. Common Stock delivered upon the vesting of your RSUs will be fully transferable (subject to any applicable securities law restrictions) and not subject to forfeiture, and will entitle the holder to all rights of a stockholder of the Company.

The Company will use reasonable commercial efforts to cause its Registration Statement on Form S-8 (or successor form) filed with the Securities and Exchange Commission covering shares subject to the Plan to remain effective and current until such times as all of your RSUs are either delivered hereunder or forfeited under Section 6 and, until three months after you cease being an “affiliate” of the Company, to maintain a resale prospectus thereunder (or otherwise register under the Securities Act of 1933, as amended) the Common Stock underlying your RSUs.

     5.      Income Tax Withholding

              You will be required to pay, pursuant to such arrangements as the Company may establish from time to time, any applicable federal, state and local withholding tax liability at the time that the value of the RSUs and/or related dividend equivalents becomes includable in your income. In this regard, you will have the right to elect to have the minimum amount of any required tax withholding with respect to the vesting of RSUs satisfied by having the Company withhold a number of shares of Common Stock otherwise deliverable to you in connection with the vested RSUs having a Fair Market Value equal to such withholding tax liability.

For purposes of this Letter, “Fair Market Value” of a share of Common Stock on any date shall be (i) if the principal market for the Common Stock is a national securities exchange, the closing sales price per share of the Common Stock on such day as reported by such exchange or on a consolidated tape reflecting transactions on such exchange, or (ii) if the principal market for the Common Stock is not a national securities exchange, the closing average of the highest bid and lowest asked prices per share of Common Stock on such day as reported by the market upon which the Common Stock is quoted, or an independent dealer in the Common Stock, as determined by the Company in good faith; provided, however, that if clauses (i) and (ii) are all inapplicable, or if no trades have been made and no quotes are available for such day, the Fair Market Value of the Common Stock shall be determined by the Committee in good faith by any method consistent with applicable regulations adopted by the United States Treasury Department relating to stock options or stock valuation.

     6.      Forfeiture Events and Claw-Back

Notwithstanding anything else in this Letter, all RSUs that have not been paid to you by delivery  (in the case of your voluntary termination without Good Reason, that have not been vested rather than have not been delivered) of the underlying shares of Common Stock as required by Section 4 prior to the fifth anniversary of the date of grant of these RSUs shall be forfeited without payment (regardless of the vested status of the RSUs) if any one of the following occurs prior to delivery as required by Section 4 (vesting, in the case of your voluntary termination without Good Reason) of the shares of Common Stock underlying the RSUs: (i) the Company involuntarily terminates your employment as CEO for Cause; (ii) you voluntarily terminate your employment as CEO without Good Reason prior to the fifth anniversary of your assumption of the full CEO role; (iii) you engage in Competitive Activity (as defined below) with the Company or any of its subsidiaries during your employment by the Company or any of its subsidiaries or within two years after your service as CEO and your Board membership terminates; or (iv) you breach any of the Restrictive Covenants set out in Section 7 within two (2) years after your cessation of employment with the Company or any subsidiary. The Company reserves the right (as provided below) to claw-back shares of Common Stock delivered under this Letter if you engage in Competitive Activity or violate any of the Restrictive Covenants within two years after the delivery (vesting in the case of your voluntary termination without Good Reason) of such shares of Common Stock. If the Committee determines, in its good faith discretion, that all or some portion of the shares of Common Stock delivered to you will be clawed-back, then you shall be required to repay to the Company an equal number of shares of Common Stock to that so delivered to you or, at your option, cash equal to the Fair Market Value at the date of delivery to you of such shares of Common Stock or a combination of shares of Common Stock having a Fair Market Value on the date of repayment equal to the Fair Market Value of such shares at the date of delivery thereof to you and such cash, in each case reduced by the amount of taxes paid by you with respect to the vesting, delivery and sale of such shares. In addition to any other remedy available to the Company under applicable law, the Company shall have the right to offset any other amounts payable to you by the amount of any required repayment by you which has not been repaid.

For purposes of this Letter, “Competitive Activity” means your service as a director, officer, employee, principal, agent, stockholder, member, owner or partner of, or you permit your name to be used in connection with the activities of, any other business or organization anywhere in the United States, or in any other geographic area in which the Company or any of its subsidiaries operates or with respect to which the Company provides financial news and commentary coverage (or from which such other business or organization provides financial news and commentary coverage of the United States), which engages in a business that competes with any business in which the Company or any subsidiary is engaged (a “Competing Business”; provided, however, that, notwithstanding the foregoing, it shall not be a Competitive Activity for you to (i) become the registered or beneficial owner of up to three percent (3%) of any class of capital stock of a competing corporation registered under the Securities Exchange Act of 1934, as amended, provided that you do not otherwise participate in the business of such corporation or (ii) work in a non-competitive business of a company which is carrying on a Competing Business, the revenues of which represent less than twenty percent (20%) of the consolidated revenues of that company, or, as a result thereof, owning compensatory equity in that company).

     7.      Restrictive Covenants

a.	Non-Solicitation of Employees

You agree that, during your employment by the Company or any subsidiary and through the end of two years after your cessation of employment with the Company or any subsidiary, you will not solicit for employment or hire, in any business enterprise or activity, any employee of the Company or any subsidiary who was employed by the Company or a subsidiary during your period of employment by the Company or a subsidiary provided that (a) the foregoing shall not be violated by any general advertising not targeted at Company or subsidiary employees nor by you serving as a reference upon request, and (b) you may solicit and hire former employees of the Company or its subsidiaries who had ceased being such employees for a period of at least six months prior to any such solicitation or hiring.

b.	Non-Solicit of Clients and Vendors

You agree that, during your employment by the Company or any subsidiary and through the end of two years after your cessation of employment with the Company or any subsidiary, you will not solicit, in any business enterprise or activity, any client, customer, third-party service provider, or vendor of the Company or any subsidiary who was such during your period of employment by the Company or a subsidiary to (i) cease being a client, customer, third-party provider or vendor of the Company or any subsidiary or (ii) become a client, customer, third-party provider or vendor of a Competing Business unless (without you having solicited such person to cease such relationship) such person or entity ceased being a client, customer, third-party provider or vendor of the Company or any subsidiary for a period of at least six months prior to such solicitation.

c.	Non-Disparagement

During your employment by the Company or any subsidiary and indefinitely thereafter, neither party shall make any statements, written or oral, to any third party which disparage, criticize, discredit or otherwise operate to the detriment of you or the Company, its present or former officers, shareholders, directors and employees and their respective business reputation and/or goodwill, provided, however, that nothing in this Section 7(c) shall prohibit either party from (i) making any truthful statements or disclosures required by applicable law regulation or (ii) taking any action to enforce its rights under this Letter or any other agreement in effect between the parties.

d.	Confidentiality

1)
During your employment by the Company or any subsidiary and indefinitely thereafter, you shall keep secret and retain in strictest confidence, any and all Confidential Information relating to the Company, except where your disclosure or use of such Confidential Information is in furtherance of the performance by you of your duties to the Company and not for personal benefit or the benefit of any interest adverse to the Company’s interests. For purposes of this Letter, “Confidential Information” shall mean any information including without limitation plans, specifications, models, samples, data, customer lists and customer information, computer programs and documentation, and other technical and/or business information, in whatever form, tangible or intangible, that can be communicated by whatever means available at such time, that relates to the Company’s current business or future business contemplated during your employment, products, services and development, or information received from others that the Company is obligated to treat as confidential or proprietary (provided that such confidential information shall not include any information that (a) has become generally available to the public or is generally known in the relevant trade or industry other than as a result of an improper disclosure by you, or (b) was available to or became known to you prior to the disclosure of such information on a non-confidential basis without breach of any duty of confidentiality to the Company), and you shall not disclose such confidential information to any Person (as defined below) other than the Company, except with the prior written consent of the Company, as may be required by law or court or administrative order (in which event you shall so notify the Company as promptly as practicable), or in performance of your duties on behalf of the Company. Further, this Section 7(d) shall not prevent you from disclosing Confidential Information in connection with any litigation, arbitration or mediation to enforce this Letter or other agreement between the parties, provided such disclosure is necessary for you to assert any claim or defense in such proceeding.

For purposes of this Letter, “Person” shall mean an individual, corporation, partnership, limited liability company, limited liability partnership, association, trust or other unincorporated organization or entity.

2)
Upon your termination of employment for any reason, you shall return to the Company all copies, reproductions and summaries of Confidential Information in your possession and use reasonable efforts to erase the same from all media in your possession, and, if the Company so requests, shall certify in writing that you have done so, except that you may retain such copies, reproductions and summaries during any period of litigation, arbitration or mediation referred to in Section 7(d)(1). All Confidential Information is and shall remain the property of the Company (or, in the case of information that the Company receives from a third party which it is obligated to treat as confidential, then the property of such third party); provided, you shall be entitled to retain copies of (i) information showing your compensation or relating to reimbursement of expenses, (ii) information that is required for the preparation of your personal income tax return, (iii) documents provided to you in your capacity as a participant in any employee benefit plan, policy or program of the Company and (iv) this Letter and any other agreement by and between you and the Company with regard to your employment or termination thereof.

3)
All Intellectual Property (as hereinafter defined) and Technology (as hereinafter defined) created, developed, obtained or conceived of by you during your employment, and all business opportunities presented to you during your employment, shall be owned by and belong exclusively to the Company, provided that they reasonably relate to any of the business of the Company on the date of such creation, development, obtaining or conception, and you shall (i) promptly disclose any such Intellectual Property, Technology or business opportunity to the Company, and (ii) execute and deliver to the Company, without additional compensation, such instruments as the Company may require from time to time to evidence its ownership of any such Intellectual Property, Technology or business opportunity. For purposes of this Letter, (x) the term “Intellectual Property” means and includes any and all trademarks, trade names, service marks, service names, patents, copyrights, and applications therefor, and (y) the term “Technology” means and includes any and all trade secrets, proprietary information, invention, discoveries, know-how, formulae, processes and procedures.

The parties acknowledge that the restrictions contained in this Section 7 are a reasonable and necessary protection of the immediate interests of the Company, and any violation of these restrictions could cause substantial injury to the Company and that the Company would not have entered into this Letter, without receiving the additional consideration offered by you in binding yourself to any of these restrictions. In the event of a breach or threatened breach by you of any of these restrictions, the Company shall be entitled to apply to any court of competent jurisdiction for an injunction restraining you from such breach or threatened breach; provided, however, that the right to apply for an injunction shall not be construed as prohibiting the Company from pursuing any other available remedies for such breach or threatened breach.

     8.      No Guarantee of Continuation of Service

              This grant of RSUs does not constitute an assurance of continued Service for any period or in any way interfere with the Company’s right to terminate your Service.

     9.      Administration

              The Committee has the sole power to exercise its good faith judgment to interpret the Plan and this Letter and to act upon all matters relating this grant to the extent provided in the Plan and not inconsistent with the terms of this Letter. Any decision, determination, interpretation, or other action taken pursuant to the provisions of the Plan and this Letter by the Committee shall be final, binding, and conclusive.

     10.      Amendment

             The Committee may from time to time amend the terms of this grant in accordance with the terms of the Plan in effect at the time of such amendment, but no amendment which is unfavorable to you can be made without your written consent.

             The Plan is of unlimited duration, but may be amended, terminated or discontinued by the Board of Directors of the Company at any time. However, no amendment, termination or discontinuance of the Plan will unfavorably affect this grant.

              Notwithstanding the foregoing, the Committee expressly reserves the right to amend the terms of the Plan and this grant with your consent which shall not be unreasonably withheld to the extent it determines that such amendment is necessary or desirable for an exemption from Section 409A of the Code.

     11.      Notices

Unless otherwise provided herein, any notice, exercise of rights or other communication required or permitted to be given hereunder shall be in writing and shall be given by overnight delivery service such as Federal Express or personal delivery against receipt, or mailed by registered or certified mail (return receipt requested), to the party to whom it is given at, in the case of the Company, Compensation Committee Chair, TheStreet.com, Inc., 14 Wall Street, 15th Floor, New York, NY 10005, or, in the case of Otte, at his principal residence address as then reflected on the records of the Company or such other address as such party may hereafter specify by notice to the other party hereto. Any notice or other communication shall be deemed to have been given as of the date so personally delivered or transmitted by telecopy or like transmission or on the next business day after sent by overnight delivery service for next business day delivery or on the fifth business day after sent by registered or certified mail.

     12.      Representations

The Company hereby represents and warrants that the execution and delivery of this Letter and the performance by the Company of its obligations hereunder have been duly authorized by all necessary corporate action of the Company.

     13.      Amendment

This Letter may be amended only by a written agreement signed by the parties hereto.

     14.      Binding Effect

This Letter shall be binding upon and inure to the benefit of the Company and any successor organization which shall succeed to the Company by merger or consolidation or operation of law, or by acquisition of all or substantially all of the assets of the Company.

     15.      Governing Law

This Letter shall be governed by and construed in accordance with the internal laws of the State of New York applicable to contracts to be performed wholly within the state and without regard to its conflict of laws provisions that would defer to the laws of another jurisdiction, except to the extent the laws of the State of Delaware mandatorily govern.

     16.      Severability

If any provision of this Letter shall for any reason be held invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions hereof shall not be affected or impaired thereby. Moreover, if any one or more of the provisions of this Letter shall be held to be excessively broad as to duration, activity or subject, such provisions shall be construed by limiting and reducing them so as to be enforceable to the maximum extent allowable by applicable law. To the extent permitted by applicable law, each party hereto waives any provision of law that renders any provision of this Letter invalid, illegal or unenforceable in any way.

     17.      Execution in Counterparts

This Letter may be executed in one or more counterparts, each of which shall be deemed to be an original and all of which shall constitute one and the same instrument.

     18.      Entire Agreement

This Letter, together with the Change of Control and Severance Agreement between the Company and you dated the same date as this Letter and award agreements entered into by and between Otte and the Company with respect to outstanding incentive awards and incentive awards granted on or before the date hereof, sets forth the entire agreement, and supersedes all prior agreements and understandings, both written and oral, between the parties with respect to the subject matter hereof and thereof.

     19.      Titles and Headings

Titles and headings to Sections herein are for purposes of reference only, and shall in no way limit, define or otherwise affect the meaning or interpretation of any of the provisions of this Letter.

     20.      Consent to Jurisdiction

The parties hereto each hereby irrevocably submit to the exclusive jurisdiction of any New York State or Federal court sitting in the Borough of Manhattan, City of New York in any action or proceeding to enforce the provisions of this Letter, and waives the defense of inconvenient forum to the maintenance of any such action or proceeding.

______________________

This Letter contains the formal terms and conditions of your award and accordingly should be retained in your files for future reference. The Company may require you to provide evidence of your acknowledgment of this Letter using such means of notification as may be communicated to you by the Company or its service provider.

Very truly yours,

THESTREET.COM, INC.

By:	/s/ William Gruver
Name: William R. Gruver
Title: Compensation Committee Chair

AGREED TO AND ACCEPTED:

/s/ Daryl Otte
Daryl R. Otte